Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Second Quarter of 2012

CHELMSFORD, Mass.--(BUSINESS WIRE)--July 26, 2012--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the second quarter ended June 30, 2012 of $65.4 million, representing a decrease of 4.6% compared with $68.5 million for the second quarter of 2011, and an increase of 3.3% compared with $63.3 million for the first quarter of 2012. Net income for the quarter was $17.2 million, or $0.56 per diluted share, a decrease of 17.6% compared with $20.8 million, or $0.68 per diluted share, for the second quarter of 2011, and an increase of 7.4% compared with $16.0 million, or $0.52 per diluted share, for the first quarter of 2012. Second quarter 2012 net income includes a $0.7 million, $0.02 per diluted share, tax benefit related to the resolution of a tax audit.

For the second quarter of 2012, revenue from customers in the United States was $30.5 million, or 46.7% of the company’s total revenue, and revenue from customers outside the United States was $34.9 million, or 53.3% of total revenue. Gross margin was 74.5% for the second quarter of 2012, compared with 72.7% for the second quarter of 2011 and 73.7% for the first quarter of 2012. Operating income for the second quarter was $26.2 million, or 40.1% of revenue. Total cash and cash equivalents at June 30, 2012 was $375.4 million, an increase of $1.5 million for the quarter.

Business Outlook

The company expects revenue for the third quarter ending September 30, 2012 to be in the range of $65.0 million to $67.0 million and net income to be in the range of $16.0 million to $16.9 million, or $0.52 to $0.55 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4550480. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$375,387	$353,667
Accounts receivable, net	34,342	35,686
Inventories	53,986	38,460
Income taxes receivable	-	488
Prepaid expenses and other current assets	2,689	2,063
Deferred taxes	12,184	10,296
Total current assets	478,588	440,660
Property and equipment, net	34,810	32,550
Deferred taxes	2,059	466
Other assets	12,809	14,889
Total assets	$528,266	$488,565

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,698	$3,146
Accrued expenses	9,982	10,850
Income taxes payable	245	-
Deferred revenue and customer advances	2,639	2,498
Total current liabilities	17,564	16,494
Long-term income taxes payable	1,061	2,639
Other liabilities	53	-
Total liabilities	18,678	19,133
Total stockholders' equity	509,588	469,432
Total liabilities and stockholders' equity	$528,266	$488,565

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenue	$65,387	$68,510	$128,710	$135,751
Cost of revenue	16,675	18,701	33,357	36,862
Gross profit	48,712	49,809	95,353	98,889
	74.5%	72.7%	74.1%	72.8%
Operating expenses:
Research and development	12,421	9,365	24,204	18,791
Sales and marketing	5,995	5,480	11,630	10,918
General and administrative	4,072	2,924	7,840	5,932
Total operating expenses	22,488	17,769	43,674	35,641
Income from operations	26,224	32,040	51,679	63,248
	40.1%	46.8%	40.2%	46.6%

Interest and other income (expense), net	43	231	(63)	290
Income before income taxes	26,267	32,271	51,616	63,538
Provision for income taxes	9,093	11,426	18,450	22,515
Net income	$17,174	$20,845	$33,166	$41,023

Earnings per share:
Basic	$0.57	$0.69	$1.09	$1.36
Diluted	$0.56	$0.68	$1.08	$1.34

Weighted average shares outstanding:
Basic	30,344	30,165	30,336	30,139
Diluted	30,851	30,596	30,826	30,574

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer